END-VLI/GCP(01/00)
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                       ONE CORPORATE DRIVE, P. O. BOX 883
                           SHELTON, CONNECTICUT 06484

                                (A Stock Company)

                                   Endorsement
                        Guaranteed Continuation Provision

Policy Number:  [001-000001]

Effective Date of this Endorsement:  [January 1, 2000]

Guaranteed Continuation Amount:  $[100,000]

Guaranteed Continuation Period: The earlier of [10 years] from the Policy Issue Date or Age [80] of the younger Insured.

Required Monthly Premium:  $[156.00]


This Endorsement is made part of the Policy to which it is attached. The following provision is added to the Policy:

                        Guaranteed Continuation Provision

If the Cash Value on any Monthly Processing Date during the Guaranteed Continuation Period is less than the charges then due, this Policy will continue in force until the next Monthly Processing Date, with the Death Benefit equal to the Guaranteed Continuation Amount shown above, provided that the total premiums paid, less withdrawals, and less any Debt equals or exceeds the product of (a) times (b) where:

(a)      is the Required Monthly Premium shown above; and
(b) is the number of months elapsed between the Policy Date and the Monthly Processing Date following the date as of which the Cash Value is less than the charges due.

The calculation of the Net Amount at Risk and guaranteed and current cost of insurance charges will use the same rates, values and factors applicable to this Policy, and will assume a Death Benefit equal to the Guaranteed Continuation Amount. The resulting charges due will be taken, to the extent possible, from the Account Value. We will pay any balance due.

On each Monthly Processing Date within the Guaranteed Continuation Period, continuation under the terms of this provision will be based on meeting the then cumulative payment requirement described above. Policy continuation on any Monthly Processing Date does not imply continuation on any future Monthly Processing Date.

                   American Skandia Life Assurance Corporation

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                                    PRESIDENT